EXHIBIT 11.1


                  BAIRNCO CORPORATION AND SUBSIDIARIES
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
      FOR THE QUARTERS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999
                               (Unaudited)


                                                           2000         1999
BASIC EARNINGS PER COMMON SHARE:

Net income                                            $ 1,973,000   $ 2,013,000

Average common shares outstanding                       7,513,000     7,895,000

Basic Earnings Per Common Share                       $      0.26   $      0.25


DILUTED EARNINGS PER COMMON SHARE:

Net income                                            $ 1,973,000   $ 2,013,000

Average common shares outstanding                       7,513,000     7,895,000
Common shares issuable in respect to options issued
    to employees with a dilutive effect                   125,000       125,000
Total diluted common shares outstanding                 7,638,000     8,020,000

Diluted Earnings Per Common Share                     $      0.26   $      0.25